Exhibit 10.25

Virtu Financial Operating LLC

645 Madison Avenue, 16th Fl.

New York, New York 10022

Telephone: 212.418.0100

Facsimile: 212.418.0123

October 29, 2014

Mr. Venu Palaparthi

2 Coury Road

Hillsborough, NJ 08844

(908) 240-1589

venu.palaparthi@gmail.com

Dear Venu:

Virtu Financial Operating LLC, a Delaware limited liability company (the “Company”), is pleased to offer you the position of Senior Vice President, Compliance, Regulatory and Government Affairs, with a start date of December 1, 2014 (the “Start Date”). This letter is intended to describe the terms and conditions of your employment with the Company, effective your start date, and to welcome you to the Company.

You will report to Douglas A. Cifu, Chief Executive Officer of Virtu Financial LLC. This is a full- time regular position, and you agree to devote all of your business time and attention to the business of the Company and, where appropriate, its affiliates. Your starting salary will be the bi-weekly equivalent of Three Hundred Thousand Dollars ($300,000) per year, payable in accordance with our normal payroll procedures. You will receive a starting bonus (the “Starting Bonus”) of Two Hundred Thousand Dollars ($200,000), One Hundred Thousand ($100,000) of which shall be payable on your Start Date, with the balance payable by December 31, 2014. In the event that you (i) terminate your employment with the Company on or prior to December 1, 2015, (ii) are terminated for Cause or (iii) at anytime violate the terms of Section 3 of the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement dated as of the date hereof between the Company and you, you agree that in addition to any other rights and remedies the Company may have to enforce such agreements, that you shall immediately reimburse the Company for the full amount of the Starting Bonus. “Cause” shall mean (A) gross negligence or willful misconduct in the performance of your duties under this employment agreement (other than due to physical or mental illness or incapacity), (B) conviction of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States), (C) willful material breach of a material provision of this employment letter or (D) fraud or misappropriation, embezzlement of funds or property belonging to the Company, provided in each case that, to the extent the applicable action is susceptible to cure, the action is not cured within fifteen (15) days after delivery of written notice to you from the Company. For the avoidance of doubt, the position is exempt from any and all overtime laws.

You will also be eligible for discretionary bonuses, in the sole and absolute discretion of the Company. You understand that all bonuses are discretionary and are not considered earned until final approval by the Company, and you must be an employee of the Company or one of its affiliates on the date that bonuses are paid by the Company for such year in order to be eligible for any bonus for such period. For the years ended December 31, 2014 and December 31, 2015, you will receive minimum bonuses of Four Hundred

Thousand Dollars ($400,000) and Three Hundred Fifty Thousand ($350,000), respectively, provided you are employed by the Company or any of its affiliates when bonuses are paid for such years.

You will also receive as of your start date a grant (the “Grant”) of A-2 Profits Interests (as defined in the Limited Liability Company Agreement of Virtu Employee Holdco LLC) in an amount based on a deemed capital contribution of One Million Dollars ($1,000,000) and based on the most recent valuation of Virtu Financial LLC (“Parent”) as of or around your start date, which interests shall vest in three equal installments on the first, second, and third anniversaries of your start date, and which grant shall be subject to the execution of additional documentation and other conditions, in each case consistent with the Parent’s prior practices.

In addition, after any applicable waiting period, you will be eligible for all employee benefits offered by the Company to employees in similar positions. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary. The Company also retains the right to assign your employment agreement to a Company affiliate or require that your employment be based in any office of the Company or its affiliates. For avoidance of doubt, the position is exempt from overtime requirements.

At-Will Employment Agreement

Your employment with the Company is “at-will.” Therefore, your employment relationship with the Company is for an unspecified duration and can be terminated at any time, with or without cause or notice, for any reason or no reason whatsoever, at the option of either Company or you. This at-will employment relationship cannot be modified by any express or implied contract, either orally or in writing, except as described below. The at-will relationship also cannot be modified by any Company policies, procedures or practices, nor by any subsequent promotions, increases in compensation, performance evaluations, or changes in job duties. The at-will employment relationship will apply to each position you hold with the Company and can only be amended by an express written agreement signed by a Company officer explicitly stating that your employment is no longer at-will.

Company Policies and Agreements

As an employee of the Company, you will be expected to abide by the Company’s rules, regulations, policies and practices. In addition, as a condition of your employment, we will ask you to sign a Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company. You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three days after your employment begins.

Mutual Arbitration

You and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this offer letter, you and the Company agree to arbitration any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your claim(s). Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Company. In the course of any arbitration pursuant to this offer letter, you and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding. You and the Company knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that you agree that the Company may seek and obtain from a court any injunctive or equitable relief necessary to maintain (and/or to restore) the status quo or to prevent the possibility of irreversible or irreparable harm pending final resolution of mediation, arbitration or court proceedings, as applicable. The agreement between you and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

Verification of Resume and Job Application

You hereby certify that the information contained in your resume and on any documents or in any statements that you have provided to the Company is true and correct to the best of your knowledge. You further authorize the Company to have such information verified and to contact individuals concerning your previous employment and any other pertinent information that they may have. Further, you release all parties and persons from any and all liability for any damages that may result from furnishing such information to the Company as well as from any use or disclosure of such information by the Company or any of its agents, employees, or representatives. You understand that any misinterpretation, falsification, or material omission of information on this application may result in your failure to receive an offer or, if you are hired, your immediate dismissal from employment, and that this offer is subject to revocation in the event that you have provided fraudulent information during the hiring process, or we discover adverse information in the course of our background check.

You also understand that all offers of employment are conditioned on the Company’s receipt of satisfactory responses to reference requests, the provision of satisfactory proof of your identity and legal authority to work in the United States, and completion of a satisfactory background check.

You agree that you will not disparage the Company, its members, officers, directors, employees or independent contractors in any manner harmful to its business or personal reputation, and you agree to keep confidential any non-public information regarding the Company, its members, officers, directors, employees or independent contractors. You also agree that you will perform your job duties to the best of your abilities at all times. You agree that you will not disclose any confidential proprietary information or trade secrets acquired during your employment with the Company and that this obligation shall continue after your employment with the Company ends.

This letter and the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, incorporated by reference herein, set forth the terms of your employment with the Company and supersede any and all prior and contemporaneous negotiations, representations, understandings and agreements, express or implied, whether written or oral. This letter may not be modified or amended, except by a written agreement signed by you and a Company officer.

To acknowledge acceptance of the terms above, please sign a copy of this letter and fax it to the Company’s General Counsel, Justin Waldie, at (212) 418-0123, or return via email to jwaldie@virtu.com. If you have any questions regarding your employment here at Virtu Financial Operating LLC, please feel free to call Justin at (212) 418-0113.

Venu, we are excited about you joining our team. We all look forward to working with you!

Very truly yours,

/s/ Douglas A. Cifu
Douglas A. Cifu
Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:	/s/ Venu Palaparthi

Print Name:	Venu Palaparthi

Date:	10/30/14

PROPRIETARY INVENTION ASSIGNMENT, NONCOMPETITION
AND CONFIDENTIALITY AGREEMENT

In consideration of my engagement (the “Engagement”) by Virtu Financial Operating LLC a Delaware limited liability company (including any subsidiary, parent or affiliate thereof, the “Company”), as an employee, consultant, independent contractor or otherwise, and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I, the undersigned, hereby enter into this Agreement (the “Agreement”) as of the date set forth below my signature and hereby represent to and agree with the Company as follows:

1.                                 Acknowledgments. I acknowledge that: (a) during the course of my Engagement by the Company, I am likely to learn of or have access to Confidential Information (as defined below), including Confidential Information entrusted to the Company by other individuals or entities, as well as other protectable business interests; (b) my Engagement by the Company creates a relationship of confidence between the Company and me; (c) the Company has devoted substantial resources to developing Confidential Information and such information is critical to the Company’s competitive advantage and business; (d) the Company takes significant steps to preserve and to protect its Confidential Information; (e) any unauthorized use or disclosure or other improper use by me of Confidential Information could have severe and irreparable repercussions on the Company and/or its clients or other persons or entities; (f) the Company’s protectable business interests are essential to its competitive advantage and will retain continuing vitality throughout and beyond my Engagement with the Company; (g) if I leave the Company and work for myself or with another person or entity in a manner that violates this Agreement, it would be highly likely, if not inevitable, that I would rely on the Company’s Confidential Information in the course of my work, either consciously or subconsciously; and (h) any diminution of the Company’s competitive advantage caused by my engaging in activities in violation of this Agreement could have severe and irreparable repercussions on the Company’s business. Accordingly, I agree that this Agreement is necessary to safeguard the Company’s protectable business interests.

2.                                 Confidential Information.

(a)                                 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets, know-how, other proprietary information or other information that (i) is not generally known to the public or in the industries in which the Company engages in its business activities, and (ii) relates to the activities, businesses, products or services, or proposed activities, businesses, products or services of the Company, or of any client of the Company. Examples of Confidential Information include, but are not limited to: (i) all ideas, inventions, know-how, technology, formulas, designs, software, programs, algorithms, trading strategies, trading models, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by the Company or its affiliates or which are directly or indirectly, related to the business, products or services, or proposed business, products or services, of the Company or its affiliates; (ii) the name and/or address of any customer or vendor of the Company or its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or its affiliates with the Company or any of its stockholders, principals, directors, officers, employees or agents; (iii) any financial information relating to the Company and its business; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or its affiliates; (v) any business plans, budgets, advertising or marketing plans; (vi) any information contained in any of the written or oral policies and procedures or manuals of the Company or its affiliates; (vii) any information belonging to customers, vendors or affiliates of the Company or its affiliates or any other individual or entity which the Company or its affiliates has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing. I acknowledge and understand that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be Confidential Information.

(b)                                 Confidentiality. Except as required by the performance of my duties as related to my Engagement by the Company, I shall not, either during or after the course of my Engagement by the Company, regardless of the reason for the expiration or termination of my Engagement, use or disclose any Confidential Information or convey any Confidential Information to persons outside of the Company, nor shall I cause or permit any individual controlled or directed by me to do any of the foregoing. I understand that my Engagement by the Company creates a relationship of confidence between the Company and me.

(c)                                  Exceptions. Notwithstanding the foregoing, any restriction on my use, disclosure, or conveyance of Confidential Information shall not apply to (i) any Confidential Information that enters the public domain through no fault of mine or any person affiliated with me; (ii) any Confidential Information that I am required to disclose pursuant to an order of a court of competent jurisdiction or another government agency having appropriate authority, solely to the extent necessary to comply with such order, and provided that, in the event that I am ordered by a court or other government agency to disclose any Confidential Information, I shall (1) promptly notify the Company of such order, (2) diligently contest such order at the sole expense of the Company as expenses occur, and (3) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order; and (iii) any use or disclosure, during the course of my Engagement by the Company, of Confidential Information made necessary by the proper conduct of the business of the Company and consistent with the instructions of the Company.

(d)                                 Return of Confidential Information. All Confidential Information, however and wherever produced, including, without limitation, Confidential Information stored in computer databases or by other electronic means, shall be and remain the sole property of the Company. Upon the earlier of (i) the Company’s request or (ii) the expiration or termination of my Engagement (regardless of the reason for such expiration of termination), I shall immediately deliver to the Company, or at the Company’s request destroy, all documents and electronic storage devices (without retaining any electronic or physical copies, extracts, or other reproductions, summaries or analyses) that contain Confidential Information and that are in my possession, subject to my control, or held by me for others, including, without limitation, any and all records, drawings, notebooks, papers, electronic files, emails, and electronic data storage devices, whether prepared by me or others. In addition, I shall return to the Company any equipment, tools, or other devices owned by the Company and in my possession. At the Company’s request, I shall promptly deliver to the Company a certificate to the effect that I have complied with the provisions of this paragraph (d).

(e)                                  Non-Disclosure of Prior Employer Confidential Information. During the course of my Engagement, I will not knowingly improperly use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity intended by such person or entity not to be disclosed to the Company. I will not bring onto the Company’s premises any proprietary information belonging to any such former employer, person or entity unless consented to by such prior employer, person or entity. I represent that, to the best of my knowledge, my performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information I have acquired prior to my employment by the Company. Further, I represent that, to the best of my knowledge, my performance of my duties with the Company will not breach any contractual or other legal obligation owed to any third person.

3.                                 Noncompetition and Nonsolicitation.

(a)                                 During the term of my Engagement with the Company, and for the greater of twelve (12) months thereafter or the period during which the Company must pay severance to me (the “Restricted Period”), I will not be employed by, act on behalf of any other person or entity or group within an entity or its affiliate (either as an officer, director, consultant or in any other capacity) or own any interest in any person or entity or group within an entity or its affiliate that (i) is during the term of my Engagement, a past, current or prospective client of or investor in the Company, (ii) acts or attempts to act as a market maker or engages in proprietary trading of financial products or instruments, (iii) is engaged in any business or activity that is similar to or directly competitive with that of the Company (including, without limitation, areas in which the Company is or has conducted business and areas in which it is contemplating doing business) unless such employment or other arrangement has been approved by the Company in advance in writing. During the Restricted Period, I will not solicit, attempt to solicit, participate in any solicitation, or otherwise advise, induce or encourage any current or prospective employee, consultant, independent contractor, agent, client or representative of, or any vendor or supplier to, the Company to terminate his, her or its relationship with the Company or to enter into a business or employment relationship of any kind with any other individual or entity. Additionally, during the Restricted Period, I will not solicit or accept funds from any actual or prospective client, shareholder or investor of the Company, nor will I encourage any such actual or prospective client, shareholder or investor to decline, terminate or reduce its current or prospective business relationship with the Company.

(b)                                 I acknowledge and agree that the provisions of this Section 2 (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects, and are necessary in order to secure for the Company the benefits for which it has contracted (specifically, the worldwide scope is necessary because trading markets operate without regard to geographic boundaries). In particular, I understand that the provisions of this Section 2 may limit my ability to earn a livelihood in a business similar to the business of the Company but nevertheless agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to me, and (v) the consideration provided hereunder is sufficient to compensate me for the restrictions contained in such provisions. In consideration thereof and in light of my education, skills and abilities, I agree that I will not assert in any forum that such provisions prevent me from earning a living or otherwise are void or unenforceable or should be held void or unenforceable; provided, however, that no provision of this Section 2 shall prohibit me from merely owning up to 1% of outstanding capital stock of any corporation that is actively traded in any national securities market. However, if any court or authority determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, I agree that the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions, and that if any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, and, in its reduced form, such provision shall then be enforceable against me. I also acknowledge that the Company would not have entered into an at will employment relationship with me unless I agree to such restrictions and limitations.

4.                                 No Disparaging or Defamatory Statements. I shall not, during either the course of my Engagement by the Company or the Restricted Period, make, publish, or otherwise transmit any disparaging or defamatory statements, whether written or oral, regarding the Company or any of its subsidiaries or their respective employees, products, operations, procedures, policies, or services. This Section 3 in no way restricts or prevents me from providing truthful testimony concerning the Company as required by court order or other legal process.

5.                                 Ownership of Work Product; Inventions.

(a)                                   I acknowledge and agree that the results of all work and tasks performed by me for or on behalf of the Company, or in connection therewith, including without limitation all source code, software, algorithms, strategies, methods, processes, materials, designs, plans and other works (the “Works”) and Inventions, as defined below, are owned by the Company.

(b)                                   I acknowledge and agree that, to the fullest extent allowed by law, all of the Works are “works made for hire”, as that phrase is defined in the U.S. Copyright Act of 1976, as amended (17 U.S.C. § 101) (the “Act”), in that either (i) such Works are and will be prepared within the scope of my employment whether or not such Works are prepared during normal working hours or on the premises of the Company; or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act. The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, intellectual property rights.

(c)                                    To the extent that any such Works are not owned by the Company or do not qualify for any reason as works made for hire, and to the extent that I may have or acquire any right, title, or interest in such Works, I hereby assign to the Company any and all such right, title, and interest in and to the Works.

(d)                                   I agree to make full and prompt disclosure to the Company of any inventions or processes (as such terms are defined in 35 U.S.C. § 100) made or conceived by me alone or with others during the course of my Engagement by the Company (any such inventions or processes hereinafter referred to as the “Inventions”), whether or not such Inventions are patentable or protected as trade secrets and whether or not such Inventions are made or conceived during normal working hours or on the premises of the Company. Notwithstanding such full and prompt disclosure, my agreement to assign, as set forth in paragraph (c) above, shall not apply to any Inventions that were conceived and developed without the use of the Company’s equipment, supplies, facilities, or Confidential Information and were developed entirely on my own time (“Personal Inventions”), unless (i) the Inventions relate to the business of the Company or to the Company’s actual or anticipated research or development; or (ii) the Inventions result, in whole or in part, in any way, from any work performed by me for the Company.

(e)                                    I agree that I will not incorporate any protectable materials, works or inventions created or developed prior to my employment by Company (“Prior Work or Invention”), or which I know or have reason to know are owned by a third party (“Third Party Work or Invention”) into any Works or Inventions I create or develop for the Company without the Company’s prior written consent. Notwithstanding, if, in the course of my employment with the Company, I incorporate a Prior Work or Invention, I agree that the Company shall have, and I hereby grant to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, license to use for any and all purposes and in any manner any such Prior Work or Invention as incorporated into a Work or Invention owned by the Company hereunder.

(f)                                     Any assignment of any Works under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent, and acknowledge that Company may edit or alter the Works in any manner. I will confirm any such waivers and consents from time to time as requested by the Company.

(g)                                    I agree to execute and deliver such assignments, copyright applications, patents, patent applications, licenses, and other documents as the Company may direct and to cooperate fully with the Company, both during and after the course of my Engagement by the Company, to enable the Company to secure and maintain in any and all countries the rights described and granted in paragraphs (a) through (f) above with respect to Works and Inventions. In the event the Company is unable, after reasonable effort, to obtain my signature on any such documents, I hereby irrevocably designate and appoint the Company through a duly authorized officer as my agent and attorney-in-fact, to act for and on my behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to Works and Inventions with the same legal force and effect as if I had executed them. I will assist the Company in every reasonable way, at Company’s expense, to obtain, and from time to time enforce, Company’s rights relating to Works and Inventions in any and all countries. My obligation to assist the Company with respect to right relating to such Company Works and Inventions shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my employment for the time actually spent by me at the Company’s request on such assistance. I will assist the Company in every reasonable way, at Company’s expense, to obtain, and from time to time enforce, Company’s rights relating to Works and Inventions in any and all countries. My obligation to assist the Company with respect to right relating to such Company Works and Inventions shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my employment for the time actually spent by me at the Company’s request on such assistance.

(h)                                   I understand and agree that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright registration, or any other intellectual property right shall be filed on any Works or Inventions assigned to the Company under this Agreement and whether such an application shall be prosecuted or abandoned prior to issuance or registration.

6.                                 Miscellaneous

(a)                                   No Conflict. I represent and warrant that I am not now and will not as of the date upon which my Engagement hereunder commences be under any obligation to any prior employer that is inconsistent with the terms of this Agreement, or with being engaged by the Company, and that, to the best of my knowledge, I have no present obligation to assign to any former employer or to any other non-Company person or entity, any Work or Invention covered by this Agreement. I have informed the Company if I have any obligations of confidentiality to any third party, and have disclosed the scope of such confidentiality obligations to the maximum extent necessary to provide the Company with an understanding of the limitations of such obligations without violating such obligations.

(b)                                   Survival; Binding Effect; Third Party Beneficiary. I understand and acknowledge that my obligations under this Agreement shall survive the termination of my Engagement regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators, legal representatives, and assigns. I also understand and acknowledge that this Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, successors, and assigns of the Company, including any person(s) or entity(ies) that acquires all or substantially all of the assets of the Company, whether by merger, consolidation, or otherwise. This Agreement does not create, and shall not be interpreted or construed to create, any rights enforceable by any person not a party to this Agreement.

(c)                                    Injunctive Relief. I acknowledge and agree that money damages for the breach or threatened breach of my obligations under this Agreement would be inadequate to properly compensate for losses resulting from my breach. Accordingly, I agree that in the event of a breach or threatened breach by me of any said undertakings, the Company will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate). The rights and remedies provided for or in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(d)                                   Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state (excluding the conflicts of laws provisions thereof). Any claim or action relating to or arising out of this Agreement or the subject matter hereof shall be subject to the arbitration provisions set forth in the offer letter, or in the event that there are no such provisions or they are not enforceable, then I expressly consent that any action, suit, or proceeding relating to or arising out of this Agreement or the subject matter hereof may be brought exclusively in any federal or state court sitting in the State of New York. I hereby waive and agree not to assert in any such action, suit, or proceeding, in each case to the fullest extent permitted by applicable law, any claim that (i) I am not personally subject to the jurisdiction of any such court; (ii) any such action, suit, or proceeding is brought in an inconvenient forum (forum non conveniens); or (iii) the venue of any such action, suit, or proceeding is improper. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(e)                                    Severability. If any provision, or portion of any provision, of this Agreement shall be held or deemed to be invalid, inoperative, or unenforceable for any reason, the remaining provisions of this Agreement and the remaining portion of any provision held invalid, inoperative, or unenforceable in part shall continue in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

(f)                                     No Waiver; Amendments. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. This Agreement may not be altered, modified, or amended, in whole or in part, except by an agreement in writing signed by a duly authorized officer of the Company.

(g)                                    Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered personally; (ii) on the business day following the day such notice or other communication is sent by recognized overnight courier; (iii) when sent by facsimile transmission; or (iv) if sent by certified or registered mail, postage prepaid, on the date of actual receipt thereof. Such communications shall be addressed to the respective addresses set forth on the first page of the letter from the Company offering employment (with any such communication to the Company directed to the attention of the Chairman, Mr. Vincent Viola), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only on the date of actual receipt thereof.

(h)                                   Employment; Engagement. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has, or any right I have, to terminate my Engagement at any time.

(i)                                       Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Headings and subheadings are for convenience only and shall in no way affect the interpretation of any provision of this Agreement or of the Agreement itself.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the date set forth above.

By:	/s/ Venu Palaparthi
Name: Venu Palaparthi

AGREED TO AND ACCEPTED:

VIRTU FINANCIAL OPERATING LLC

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer
Date: